Exhibit 99.1

Contact:

Liz Fuentes	Terry McGovern/Bill Arnold
Molecular Imaging Corporation	Crosslink Financial Communications
Phone: (619) 226-6738	Phone: (415) 924-9900
Email: lfuentes@molecularimagingcorp.com	www.tmcgovern@crosslinkfinancial.com

MOLECULAR IMAGING CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD FISCAL QUARTER ENDED MARCH 31, 2004

SAN DIEGO, May 18, 2004 – Molecular Imaging Corporation (“MLRI” or the “Company”) (OTC BB: MLRI), a leading provider of Molecular Imaging Services to healthcare entities in the U.S., today announced financial results for the third fiscal quarter ended March 31, 2004.

The Company reported service revenues for the three months ended March 31, 2004 of $5,305,609, compared to service revenues for the three months ended March 31, 2003 of $5,650,896. Service revenues for the nine months ended March 31, 2004 were $16,520,661, compared to service revenues for the nine months ended March 31, 2003 of $15,262,591, an increase of approximately 8.2%.

Loss from continuing operations for the three months ended March 31, 2004 was ($866,651) or ($0.02) per share, compared to an income from continuing operations for the period ended March 31, 2003 of $61,921 or $0.00 per share. Net loss from continuing operations for the nine months ended March 31, 2004 was ($2,705,841) or ($0.05) per share, compared to a loss from continuing operations for the period ended March 31, 2003 of ($1,142,337) or ($0.02) per share.

“We continue to seek growth opportunities and a greater footprint for our Company by deploying additional mobile units in new markets, transitioning high volume units from mobile routes to fixed site locations, being a leader in the industry through the launch of the new state-of-the-art combination molecular imaging/computed tomography (“MI/CT”), establishing strategic partnerships and alliances with other groups throughout the country, and capturing new revenue streams through the production and distribution of radio-pharmaceuticals” said Paul Crowe, President and Chief Executive Officer of Molecular Imaging Corp. “In the nine month period ending March 31, 2004, the Company increased sales over the previous nine month period by 8.2%. As previously announced, new business in the pipeline that was delayed earlier this year is ramping up and should begin to shift the revenue performance towards profitability. We signed agreements to provide new services to Signet Diagnostics which operates 16 imaging centers in Florida, and RadNet, which operates 53 imaging centers in California. Between these two new accounts, we are scheduled to provide services to 17 new locations starting this quarter. Additionally, we signed several new IDTF (Independent Diagnostic Testing Facilities) contracts. We also began producing FDG, the radioisotope necessary to produce the MI scan at our UCSD/Sorrento Valley Imaging Facility and we are in the process of obtaining the necessary state and federal licenses to distribute this product to other accounts in Southern California. This is a new and exciting potential revenue source for the company and a model, which we plan to duplicate in other markets. The Company also plans to work with its equipment vendors to upgrade some of its mobile MI cameras to the newest MI/CT cameras to stay technologically competitive in the market place.”

About Molecular Imaging Corporation

Molecular Imaging Corporation is a leading national service provider of Positron Emission Tomography (“PET”) diagnostic imaging services. PET is a 3-Dimensional Full Body molecular imaging procedure used to diagnose stage and assess treatment outcomes for many cancers, cardiovascular disease and neurological disorders. The Company operates both mobile and permanent (fixed) PET imaging technologies for hospitals, diagnostic imaging centers and physician group practices offices across the U.S. The Company’s clinical web site, www.PETadvances.com addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients. The Company’s commercial web site, (www.molecularimagingcorp.com) addresses questions about our commercial services and investor relations.

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Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.